PRESS RELEASE

MascoTech, Inc.  and Simpson Industries, Inc.  Complete Merger

     TAYLOR, MI; December 15, 2000 - MascoTech, Inc., which is controlled by Heartland Industrial Partners, L.P. and its co-sponsor, CSFB Private Equity, announced today that a subsidiary of MascoTech completed a merger with Simpson Industries, Inc. As a result of the merger, each outstanding share of Simpson common stock was converted into the right to receive $13.00 in cash per share. Holders of record of Simpson common stock as of today will receive written instructions on how to surrender their shares of common stock for payment. Shares of Simpson Industries will cease trading on the Nasdaq National Market as of the close of the market today. As a result of the merger, Simpson Industries will be a subsidiary of MascoTech.

     The value of the transaction, including the assumption of debt, was approximately $365 million.

     Heartland Industrial Partners, L.P. is a private equity firm established to "buy, build and grow" industrial companies in sectors presenting an opportunity for consolidation and long-term growth. The firm has equity commitments in excess of $1.1 billion and intends to increase its commitments to $2 billion. Heartland was founded by David A. Stockman, a former partner of The Blackstone Group and a Reagan administration Cabinet Officer; Timothy D. Leuliette, the former President and Chief Operating Officer of Penske Corporation; and Daniel
P. Tredwell, a former Managing Director of Chase Securities.


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     MascoTech is a diversified manufacturing company with world-leading metal forming process capabilities and proprietary product positions serving transportation, industrial and consumer markets.

     Simpson Industries supplies powertrain and chassis products to original equipment manufacturers in the worldwide automotive and truck engine markets. Simpson's products are focused in three groups: noise, vibration and harshness, wheel-end suspension, and modular engine assemblies. Simpson's manufacturing units are located in the United States, Canada, Mexico, Brazil, England, India, France, Spain and South Korea. Information about Simpson is available on the Internet at http://www.simpsonind.com.

     CSFB Private Equity, the global private equity arm of Credit Suisse Group, operating out of six countries, is one of the largest managers of alternative assets in the world, with over $25 billion in funds under management. CSFB Private Equity is comprised of investment funds that focus on domestic and international leveraged buyouts and other private equity investments. CSFB Private Equity includes the family of DLJ Merchant Banking funds, DLJ Phoenix funds and the Sprout funds.

     Certain statements in this press release may be "forward-looking statements" under the Securities Exchange Act of 1934. Statements regarding future operating performance, new programs expected to be launched and other future prospects and developments are based on current expectations and involve certain risks and uncertainties that could cause the actual re-


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sults and developments to differ materially from the forward-looking statements.
Potential risks and uncertainties include such factors as demand for the Company's products, pricing and other actions taken by the Company.